UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 6, 2008

Online Resources Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4795 Meadow Wood Lane, Suite 300, Chantilly, Virginia		20151
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-653-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2008, Online Resources Corporation filed a Current Report on Form 8-K to report the election of Directors other than by a vote of security holders at an annual meeting or special meeting convened for such purpose. That Form 8-K is incorporated herein by this reference. This amendment is being filed to include the committee assignments of those Directors required by Item 5.02(d)(3) of Form 8-K and to correct remuneration information required by Item 5.02(d)(4) as set forth in the July 31, 2008 Form 8-K.

(d) Election of Director

(3) Dr. Janey A. Place serves on the Compensation, Risk Management and IT & Security committees of the Board. Ms. Heidi Roizen serves on the Audit, Governance and Corporate Finance committees of the Board.

(4) In connection with her election, each of Dr. Place and Ms. Roizen will be entitled to receive the standard remuneration provided to the Company’s non-management Directors. This remuneration includes (i) an annual cash retainer in the amount of $29,000, (ii) an annual option to purchase shares of common stock with a fair market value of $39,000 (with an exercise price at the fair market value of the common stock at the time of grant) and (iii) a one-time stock option grant with a fair market value of $39,000. As a member of the Audit Committee, Ms. Roizen will receive an additional annual retainer of $2,500, paid in cash the first year and split equally between cash and the option to purchase shares of common stock in future years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

October 9, 2008	By:	Catherine A. Graham

Name: Catherine A. Graham
Title: Executive Vice President, Chief Financial Officer and Treasurer